April 12, 2007

U.S. Securities and Exchange Commission

Division of Corporation Finance

100 F Street, N.E.

Washington DC 20549

Dear Ladies and Gentlemen:

We are the former independent auditors for Enterra Systems Inc. (the "Company"). We have read the Company's current report on Form 8-K, dated April 12, 2007, and are in agreement with the statements regarding our firm as included in Item 4.01 of the Form 8-K to be filed with the Securities and Exchange Commission. We have no basis to agree or disagree with other statements of the Company contained therein.

Yours truly,

“DMCL”

DALE MATHESON CARR-HILTON LABONTE LLP

Chartered Accountants